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                                                                   EXHIBIT 23.1


                          INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Pioneer Companies, Inc. on Form S-8 of our report dated March 24, 2003, appearing in the Annual Report on Form 10-K of Pioneer Companies, Inc. for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes (1) an explanatory paragraph concerning substantial doubt about the Company's ability to continue as a going concern, (2) an explanatory paragraph referring to the application of fresh start accounting in accordance with AICPA's Statement of Position 90-7 "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code" and the lack of comparability of financial information between reporting periods, and (3) an emphasis paragraph related to the adoption of Statement of Financial Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended and interpreted, on January 1, 2001 and the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002). We also consent to the reference to us in the fourth paragraph of Part II, Item 3 (Incorporation of Certain Documents by Reference) which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
June 17, 2003